Exhibit 3.110

GIANT OF SALISBURY, INC.

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY:

FIRST: That I, the subscriber, Richard Scott Faley, whose post office address is 1120 Connecticut Avenue, N.W., Suite 1010, Washington, D.C. 20036, being of full legal age, do under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, present these Articles of Incorporation to the State Department of Assessments and Taxation, with the intention of forming a corporation.

SECOND: The name of the Corporation (which is hereinafter called the “Corporation”) is

GIANT OF SALISBURY. INC.

THIRD: The purposes for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland, or any other State or States of the United States, or any territory or possession thereof, whether presently or hereafter annexed, or any foreign country or countries, or any territory or possession thereof, whether presently or hereafter annexed, are as follows:

To buy, sell, trade and deal in and with liquors, whiskey, gin, alcohol, brandy, cordials, wines, liqueurs, beer, ale and alcoholic beverages of all kinds, so far as may be permitted by State and local laws.

To buy, sell, trade and deal in and with food, food products, sandwiches, edibles, candy, carbonated waters, soft drinks, cigars, cigarettes, smokers supplies, novelties, bar accessories, specialties, articles, goods, wares and merchandise of every class and description, and operate vending machines for the sale and distribution of any or all of the aforesaid products or otherwise.

To acquire, by lease or otherwise, and operate and conduct business on concession, on a percentage basis or otherwise, at or in shopping centers, parking facilities, markets, hotels, motels, restaurants, stalls, railroad stations, depots, airports, convention halls, auditoriums, amusement places and private and public centers and in any manner permitted by law.

To acquire, by purchase, lease or otherwise, hold, own, improve, alter, mortgage, rent, sell or otherwise dispose of real estate, stores, buildings, chattels and personal property of all kinds.

To borrow or raise moneys for any purpose of the Corporation, and to issue bonds, debentures, or other obligations of the Corporation, and, at the option of the Corporation, to secure the same by mortgage, pledge, deed of trust or otherwise.

To acquire and undertake the good will, property, rights, franchise, contracts and assets of every manner and kind and the liabilities of any person, firm, association or corporation, either wholly or in part and pay for the same in cash, stock or bonds of the corporation or otherwise.

To enter into, make and perform contracts of every kind with any person, firm, association or corporation, municipality, body politic, county, state or government or the District of Columbia and without limit as to amount to draw, make accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or transferable instruments and evidences of indebtedness, whether secured by mortgage or otherwise, so far as may be permitted by the laws of the state of Maryland.

To purchase, hold and reissue the shares of the capital stock of the Corporation, its bonds or other securities.

To remunerate any person or corporation for services rendered, or to be rendered, in the placing or assisting to place or guarantying the placing or underwriting of any of the shares of stock of the Corporation, or in or about the formation or promotion of the Corporation or in the conduct of its business.

To conduct business in the State of Maryland and elsewhere, including any of the states of the United States, the District of Columbia, and any and all foreign countries, have one or more offices therein and therein to hold, purchase, let, mortgage and convey real and personal property, except as and when forbidden by local laws.

With a view to the working and development of the properties of the Corporation, and to effectuate, directly or indirectly,

its objects and purposes, or any of them, the corporation may, in the discretion of the directors, from time to time carry on any other business, manufacturing or otherwise to any extent and in any manner not unlawful, as principal, agent, factor, contractor or otherwise, either alone or as a partner with or through or in conjunction with any person, firm, association or corporation, and in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and to do any acts and things, and to exercise any and all powers specified, or which at any time may appear conductive for the accomplishment of any such objects and purposes.

To conduct any other business which may lawfully be conducted under the General Laws of the State of Maryland.

The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation. The Corporation is formed upon the articles, conditions, and provisions herein expressed, and subject in all particulars to the limitations relative to corporations which are continued in the General Laws of the State of Maryland.

FOURTH: The post office address of the principal office of the Corporation in this State is 6300 Sheriff Road, Landover,

Maryland 20785. The Resident Agent of the Corporation is Robert A. Klein whose post office address is 10013 Gainsborough Road, Potomac, Maryland 20854. Said Resident Agent is a citizen of the State and resides therein.

FIFTH: The business of the Corporation shall be managed by a Board of not less than three (3) nor more than five (5) Directors, and Joseph B. Danzansky, Lawrence P. Solomon, Emmanuel Cohen and Israel Cohen shall act as Directors until the first annual meeting, or until their successors are duly chosen and qualify. The Directors, by a majority vote; may, in accordance with the By-Laws, increase or decrease the number of Directors to such number, not less than three (3) nor more than five (5), as they may deem necessary.

SIXTH: The maximum number of shares of stock that this Corporation authorized to issue is:

(a) One Hundred (100) shares of common stock with no par value, such common stock bearing all of one Class and bearing one vote per share which vote shall be noncumulative.

(b) One hundred (100) shares of 6% Preferred Stock having a nominal par value of One Dollars ($100) per share. The Preferred Stock shall be preferred in the distribution of the assets of the Corporation over the common stock in the event of a voluntary or involuntary liquidation or dissolution to the extent of Ten Dollars ($10.00) per share; shall have the right or preference in dividends of 6% non-cumulative; shall be redeemable; and shall have no voting powers, nor shall the holders thereof be entitled to notice of meetings of Stockholders.

Any preemptive right of stockholders to acquire additional capital stock of the Corporation is specifically denied.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to exercise all powers and privileges granted by Section 2-103 of the Corporations and Associations Article and any other sections of the General Laws of Maryland except for those powers and privileges expressly reserved to the Stockholders of the Corporation.

EIGHTH: The Board of Directors of this Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to such restrictions or limitation, if any, as may be set forth in the By-Laws of the Corporation.

NINTH: The Charter of this Corporation may, from time to time, be amended for any purpose, including an amendment or amendments which change the terms of any of the outstanding stock by classification, reclassification or otherwise, upon the affirmative vote of two-thirds (2/3) of all of the shares of stock outstanding and entitled to vote.

TENTH: Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees or in which they have an interest, or between the Corporation and any corporation or association of which one or more of its Directors are stockholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall authorize, approve, or ratify such contract or transaction by a vote sufficient for that purpose, which may include the vote of votes of such Director or Directors. Such Director or Directors may also be counted in determining the presence of a quorum at such meeting.

ELEVENTH: Each Director and officer or former director or officer of the Corporation, or any person who may have served at the request of the Corporation as a director or officer of another corporation in which this Corporation owns shares of capital stock or of which it is a creditor, including in each case their respective executors and administrators, shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been fully adjudged by a court of competent jurisdiction to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such director or officer. In the event of any other judgment against such director or officer, or in the event of a settlement, the indemnification shall be made only upon determination by the general counsel of the Corporation, if such general counsel be not involved therein, or, if involved, then by independent counsel not involved therein, that in such counsel’s opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or, if still to be made, is in the best interests of the Corporation. If the determination is to be made by the Board of Directors, it may rely as to all questions of law on the advice of general counsel of the Corporation, if such counsel be not involved therein, or, if involved, then on the advice of independent counsel. The right of indemnification hereby provided shall be in addition to any other rights to which any Director or officer may be entitled.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 8th day of September, 1976, and acknowledged the same to be my act.

/s/ Richard Scott Faley
Richard Scott Faley

GIANT OF SALISBURY, INC.

ARTICLES OF AMENDMENT

(Under Sections 2-602, 2-604 and 2-607)

GIANT OF SALISBURY, INC., a Maryland Corporation having its principal office in Prince Georges County, Maryland (hereinafter called the “CORPORATION”) hereby certifies to the State Department of Assessments and Taxation that:

FIRST: The Articles of Incorporation of the CORPORATION are hereby amended by changing ARTICLE SIXTH (b) to read as follows

(b) One Hundred (100) Shares of 6% Preferred Stock having a nominal par value of One Dollar ($1.00) per share. The Preferred Stock shall be preferred in the distribution of the assets of the Corporation over the common stock in the event of a voluntary or involuntary liquidation or dissolution to the extent of Ten Dollars ($10.00) per share; shall have the right or preference to dividends of 6% non-cumulative; shall be redeemable, and shall have right to one vote per share, which vote shall be non-cumulative; and the holders thereof shall be entitled to notice of meeting of Stockholders.

SECOND: The Board of Directors and Stockholders of the Corporation, through a Written Unanimous Consent dated October 18, 1976, which adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation, declaring that the said amendment of the Articles of Incorporation was advisable.

THIRD: Notice setting forth the said amendment of the Articles of Incorporation and stating that a purpose of the meeting of the Stockholders would be to take action thereon was given, as required by law, to all Stockholders entitled to vote thereon; and like notice was given to all Stockholders of the Corporation not entitled to vote thereon, whose contract rights as expressly set forth in the Articles of Incorporation would be altered by the amendment.

FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth was approved by the Stockholders of the Corporation by the unanimous affirmative vote of all the votes entitled to be cast thereon.

FIFTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation.

IN WITNESS WHEREOF, GIANT OF SALISBURY, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and at-tested by its secretary on this 18th day of October, 1976.

ATTEST:	GIANT OF SALISBURY, INC.

/s/ Lucien J. Moret	By:	/s/ Alvin Dobbin
Lucien J. Moret		Alvin Dobbin
Secretary		President

[Corporate Seal]

STATE OF MARYLAND,

ss:
MONTGOMERY COUNTY,

I HEREBY CERTIFY that on October 18, 1976, before me, the subscriber, a Notary Public of the State of Maryland, in and for the County of Prince Georges, personally appeared ALVIN DOBBIN, President of GIANT OF SALISBURY, INC., a Maryland

Corporation, and in the name and on behalf of said Corporation, acknowledged the foregoing Articles of Amendment to be the corporate act of said Corporation, and at the same time personally appeared LUCIEN J. MORET and made oath in due form of law that he was Secretary of the meeting of the Stockholders of said Corporation at which the amendment of the Articles of Incorporation of the Corporation therein set forth was approved, and that the matters and facts set forth in said Articles of Amendment are true to the best of his knowledge, information and belief.

WITNESS my hand and notarial seal the day and year last above written.

/s/ Alan Stoff
Notary Public

My Commission Expires: 7/1/78

[Notarial Seal]